UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2023 (January 17, 2023)

Helbiz, Inc.

(Exact Name of Registrant as Specified in Charters)

Delaware	001-39136	84-3015108
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

32 Old Slip, New York, NY 10005
(Address of Principal Executive Offices, and Zip Code)
(917) 675-7157
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value	HLBZ	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one share of Class A Common Stock	HLBZW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 17, 2023, Helbiz, Inc. (the “Company”) received a Letter of Reprimand (the “Letter”) from the Nasdaq Listing Qualifications staff (the “Nasdaq Staff”), relating to the Company’s inadvertent failure to comply with Nasdaq Rule 5605(c)(2), which requires that the company must have, and certify that it has and will continue to have, an audit committee of at least three members, each of whom must be an independent director as defined under, as defined by Nasdaq Rule 5605(a)(2). The letter noted that in November 2022, upon review of the Company’s public filings with the SEC and subsequent correspondences with the Company, Nasdaq Staff determined that only two independent directors had served on the Company’s audit committee since listing in August 2021.

As has been disclosed, in connection with the SPAC business combination, Ms. Kimberly Wilford, an independent director, was expected to serve as a member of the Audit Committee. However, following the business combination and listing on Nasdaq, Ms. Wilford ultimately declined to also serve on the Audit Committee. Following Nasdaq’s determination of noncompliance, the Company took action to resolve the issue, and on December 19, 2022, the Company’s board appointed a new independent director, Mr. Massimo Ponzellini.

The Letter indicates that because the Company’s failure to comply did not appear to have been the result of deliberate intent to avoid compliance, the Company promptly acted to cure the deficiency and that the Company inadvertently violated the Listing Rules. The Nasdaq Staff believes it appropriate to close the matter by the issuance of the Letter. Accordingly, upon the filing of this Current Report on Form 8-K, the matter is deemed to be closed.

Additionally, on January 17, 2023, the Company received an Additional Staff Determination from the Nasdaq Staff, relating to the Company’s noncompliance with the Minimum Bid Price Rule under Nasdaq Rule 5550(a)(2). On July 20, 2022, the Nasdaq Staff notified the Company that the bid price of its listed security had closed at less than $1 per share over the previous 30 consecutive business days. In accordance with Nasdaq Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until January 16, 2023, to regain compliance.

The Additional Staff Determination indicated that the Company has not regained compliance with the Rule and is not eligible for a second 180 day period. This serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market alongside the Company’s failure to meet the minimum $35 million market value of listed securities and the annual shareholder meeting requirements. The Nasdaq Staff has notified the Company that the Nasdaq Hearings Panel (the “Panel”) will consider this matter in rendering a determination regarding the Company’s continued listing on The Nasdaq Capital Market. Pursuant to Nasdaq Rule 5810(d), the Company will present its views with respect to this additional deficiency at its Panel hearing.

Item 8.01. Other Events.

On January 19, 2023, the Company had 183,572,116 shares issued and outstanding. On January 20, 2023, the Company issued four Advance Notices YA II PN, Ltd. (“Yorkville”) pursuant to the Standby Equity Purchase Agreement dated October 31, 2022 (the “SEPA”) for the sale of 30,825,000 million shares in exchange for proceeds of approximately $6.5 million. Funds from these takedowns off of the SEPA as well as other takedowns from the SEPA were used to pay off the remaining outstanding principal and interest from a $5 million promissory note that we issued to Yorkville on December 1, 2022.

Item 9.01  Financial Statement and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document
104	Cover page of this Current Report on Form 8-K formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 23, 2023

HELBIZ, INC.

By:	/s/ Salvatore Palella
Name: Title:	Salvatore Palella Chief Executive Officer